Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ABERCROMBIE & FITCH CO.
Abercrombie & Fitch Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: That at a meeting of the Board of Directors of the Corporation duly called and held on March 28, 2011, resolutions were duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for a meeting of the stockholders for consideration thereof. The resolutions setting forth the proposed amendments are as follows:
RESOLVED, that the Board of Directors hereby unanimously declares it advisable that Section 1 of Article SIXTH of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) be amended by deleting current Section 1 of Article SIXTH in its entirety and substituting therefor new Section 1 of Article SIXTH, the text of which shall be as follows:
Article SIXTH
SIXTH.
Section 1. Election of Directors. Subject to the special right of the holders of any class or series of Preferred Stock, voting separately as a class, to elect one or more directors of the Corporation:
(a) From the effective date of this Certificate of Amendment until the election of directors at the 2012 annual meeting of stockholders, pursuant to Section 141(d) of Delaware Law, the Board of Directors shall be divided into three classes of directors, Class A, Class B and Class C (each Class as nearly equal in number as possible), with the directors in Class A having a term expiring at the 2012 annual meeting of stockholders, the directors in Class B having a term expiring at the 2013 annual meeting of stockholders and the directors in Class C having a term expiring at the 2014 annual meeting of stockholders.
(b) Commencing with the election of the directors at the 2012 annual meeting of stockholders, pursuant to Section 141(d) of Delaware Law, the Board of Directors shall be divided into two classes of directors, Class B and Class C, with the directors in Class B having a term that expires at the 2013 annual meeting of stockholders and the directors in Class C having a term that expires at the 2014 annual meeting of stockholders. The successors of the directors who, immediately prior to the 2012 annual meeting of stockholders, were members of Class A (and whose terms expire at the 2012 annual meeting of stockholders) shall be elected to Class B; the Class B directors who, immediately prior to the 2012 annual meeting of stockholders, were members of Class B and whose terms were scheduled to expire at the 2013 annual meeting of stockholders shall be assigned by the Board of Directors to Class B for a term expiring at the 2013 annual meeting of stockholders; and the directors who, immediately prior to the 2012 annual meeting of stockholders, were members of Class C and whose terms were scheduled to expire at the 2014 annual meeting of stockholders shall be assigned by the Board of Directors to Class C for a term expiring at the 2014 annual meeting of stockholders.
(c) Commencing with the election of the directors at the 2013 annual meeting of stockholders, pursuant to Section 141(d) of Delaware Law, the Board shall be divided into one class of directors, Class C, with the directors in Class C having a term that expires at the 2014 annual meeting of stockholders. The successors of directors who, immediately prior to the 2013 annual meeting of stockholders, were members of Class B (and whose terms expire at the 2013 annual meeting of stockholders) shall be elected to Class C for a term that expires at the 2014 annual meeting of stockholders, and the directors who, immediately prior to the 2013 annual meeting of stockholders, were members of Class C and whose terms were scheduled to expire at the 2014 annual meeting of stockholders shall be assigned by the Board of Directors to Class C for a term expiring at the 2014 annual meeting of stockholders.

(d) Until the 2014 annual meeting of stockholders, the Board of Directors shall remain classified as provided in Section 141(d) of Delaware Law. Commencing with the election of directors at the 2014 annual meeting of stockholders, the Board of Directors shall cease to be classified and the directors elected at the 2014 annual meeting of stockholders (and each annual meeting of stockholders thereafter) shall be elected for a term expiring at the next annual meeting of stockholders.
Each director elected at any annual meeting of stockholders shall hold office until such director’s successor shall have been elected and qualified, subject to prior death, resignation or removal.
FURTHER RESOLVED, that the Board of Directors hereby unanimously declares it advisable that Article NINTH of the Corporation’s Certificate be amended by deleting current Article NINTH in its entirety and substituting therefor new Article NINTH, the text of which shall be as follows:
Article NINTH
NINTH. For so long as the Board of Directors of the Corporation is classified, any director may be removed at any annual meeting of stockholders or any special meeting of stockholders upon the affirmative vote of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against such director, delivered to such director personally or by mail at such director’s last known address at least 10 days prior to the date of the stockholders’ meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors. At such time as the Board of Directors shall cease to be classified, directors may be removed in the manner provided under Delaware Law.
SECOND: Pursuant to a resolution of its Board of Directors, the 2011 Annual Meeting of the Stockholders of the Corporation (the “Annual Meeting”) was duly called and held on June 16, 2011, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which Annual Meeting the amendments were considered by the stockholders of the Corporation and the necessary number of shares of the Corporation’s Class A Common Stock, par value $0.01 per share (the only outstanding shares of the Corporation), as required by applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and of the Corporation’s Amended and Restated Certificate of Incorporation were voted in favor of the amendments.
THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Abercrombie & Fitch Co. has caused this Certificate of Amendment to be signed by the authorized officer indicated below as of the 16th day of June, 2011.

ABERCROMBIE & FITCH CO.
By:	/s/ Ronald A. Robins, Jr.
Ronald A. Robins, Jr.,
Senior Vice President, General Counsel and Secretary